Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239628

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 22, 2020)

$50,000,000

Common Shares

We have entered into an At-The-Market Equity Offering Sales Agreement dated December 7, 2020 with Stifel, Nicolaus & Company, Incorporated, or Stifel, relating to our common shares offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, or the Sales Agreement, we may offer and sell our common shares, from time to time on or after the date of this prospectus supplement, having an aggregate offering price of up to $50.0 million through Stifel as our sales agent.

Our common shares are listed on the Nasdaq Capital Market under the symbol “OSW.” The last reported sale price of our common shares on the Nasdaq Capital Market on December 4, 2020 was $9.79 per share.

Sales of our common shares, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Stifel is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between Stifel and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Stifel for sales of common shares sold pursuant to the Sales Agreement will be an amount equal to 3.0% of the gross sales price per common share sold under the Sales Agreement. In connection with the sale of the common shares on our behalf, Stifel will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Stifel will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Stifel with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Investing in our securities involves a high degree of risk. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before you make your investment decision. See “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, to read about risks that you should consider before purchasing our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 7, 2020.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. This prospectus supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus. This prospectus supplement provides supplemental information regarding us and updates certain information contained in the accompanying prospectus and describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. We incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You should read this prospectus supplement and the accompanying prospectus together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with the offering. We have not, and Stifel has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus supplement and the offering of the common shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically with the SEC, which is available at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC’s website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

The Company makes available free of charge through its internet website at http://www.onespaworld.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after it electronically files with, or furnishes to, the SEC. Any information available on or through the Company’s website is not part of this prospectus supplement, except to the extent it is expressly incorporated by reference herein as set forth under “Incorporation of Certain Information by Reference” below.

The Company has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement forms part of the registration statement filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Whenever a reference is made in this prospectus supplement to a contract or other document that is an exhibit to the registration statement, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference therein through the SEC’s website listed above.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus supplement and other disclosures, we may issue “forward-looking” statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements reflect our current views about future events and are subject to known and unknown risks, uncertainties and other factors which may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. We attempt, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms.

Such forward-looking statements include statements regarding:

•	the impact of COVID-19 on the Company’s business, operations, and financial condition, including cash flows and liquidity;

•

the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates;

•	changes in consumer preferences or the market for the Company’s services;

•	changes in applicable laws or regulations;

•	the availability of competition for opportunities for expansion of the Company’s business;

•	difficulties of managing growth profitably;

•	the loss of one or more members of the Company’s management team;

•	changes in the market for the services and products we offer for sale;

•	the impact of COVID-19 on our results of operations and liquidity for the foreseeable future;

•	other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission;

•

other risks and uncertainties indicated in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the three months ended September 30, 2020, including those set forth under the section entitled “Risk Factors”; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

•	other risk factors discussed herein under “Risk Factors” or incorporated herein by reference.

These forward-looking statements are based on information available as of the date of this prospectus supplement and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common shares, see the section entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in the documents that are incorporated by reference herein.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

S-iv

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement. Because it is only a summary, it does not contain all of the information that may be important to you or that you should consider before making an investment in our common shares. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the information contained under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K for the year ended December 31, 2019 and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, the information under “Risk Factors” beginning on page S-4 of this prospectus supplement and other information that we file from time to time with the SEC as well as the financial statements and related notes and the other information incorporated by reference herein, before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” in this prospectus supplement. This prospectus supplement may add to, update or change information in the accompanying prospectus. Unless the context otherwise requires, all references in this prospectus supplement to “OSW,” “OneSpaWorld,” “we,” “us,” “our,” “the Company” or similar words refer to OneSpaWorld Holdings Limited, together with our consolidated subsidiaries.

Our Company

OneSpaWorld is the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide. Our highly trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty and wellness services and products onboard cruise ships and at destination resorts globally. We are the market leader at more than 10x the size of our closest maritime competitor. Over the last 50 years, we have built our leading market position on our depth of staff expertise, broad and innovative service and product offerings, expansive global recruitment, training and logistics platform as well as decades-long relationships with cruise and destination resort partners. Throughout our history, our mission has been simple—helping guests look and feel their best during and after their stay.

At our core, we are a global services company. We serve a critical role for our cruise line and destination resort partners, operating a complex and increasingly important aspect of our cruise line and destination resort partners’ overall guest experience. Decades of investment and know-how have allowed us to construct an unmatched global infrastructure to manage the complexity of our operations, which during 2019 included nearly 8,600 voyages with visits to over 1,200 ports of call around the world. We have consistently expanded our onboard offerings with innovative and leading-edge service and product introductions, and developed the powerful back-end recruiting, training and logistics platforms to manage our operational complexity, maintain our industry-leading quality standards, and maximize revenue per center. The combination of our renowned recruiting and training platform, deep proprietary labor pool, global logistics and supply chain infrastructure and proven revenue management capabilities represents a significant competitive advantage that we believe is not economically feasible to replicate.

Our principal executive offices are located at Harry B. Sands, Lobosky Management Co. Ltd., Office Number 2, Pineapple Business Park, Airport Industrial Park, P.O. Box N-624 Nassau, Island of New Providence, Commonwealth of The Bahamas, and our telephone number is (242) 322-2670. Our website address is www.onespaworld.com. Information contained on our website is not a part of this prospectus supplement and the inclusion of our website address in this prospectus is an inactive textual reference only.

Recent Developments

In December 2019, a novel strain of coronavirus (“COVID-19”) was initially reported in Wuhan, China. Shortly thereafter, the World Health Organization declared COVID-19 to be a “Public Health Emergency of International Concern” affecting all parts of the world on a global-scale. On March 8, 2020 the U.S. Department of State issued a warning for U.S. citizens to not travel by cruise ship, and this was soon followed by stringent restrictions on international travel and immigration by the U.S. and many other countries across Asia, Europe and South America. On March 14, 2020, the U.S. Centers for Disease Control and Prevention (“CDC”) issued a No Sail Order. The No Sail Order was extended on April 9, 2020, July 16, 2020 and September 30, 2020, to continue until the earliest of: (i) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency; (ii) the date the Director of the CDC rescinds or modifies the No Sail Order; or (iii) October 31, 2020. As a result of the No Sail Order, the majority of our cruise line partners voluntarily suspended operations.

On October 30, 2020, the CDC issued a Framework for Conditional Sailing Order, which will remain in effect until the earliest of (1) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency, (2) the CDC Director rescinds or modifies the order based on specific public health or other considerations, or (3) November 1, 2021. Pursuant to the Framework for Conditional Sailing Order, the No Sail Order has been lifted and the cruise industry will work with the CDC on a phased in return-to-service, which will consist of three phases: (i) testing and implementing additional safeguards for crew members; (ii) conducting simulated voyages to test cruise operators’ ability to mitigate COVID -19 risk; and (iii) providing a certification to ships that meet specified requirements, thereby allowing for a phased return to cruise ship passenger voyages. We are currently reviewing the Conditional Sailing Order and monitoring the actions of our cruise line partners with respect to the status of the voluntary suspension of cruise sailings.

The global spread of the COVID-19 pandemic is complex and rapidly-evolving, with governments, public institutions and other organizations imposing or recommending, and businesses and individuals implementing, restrictions on various activities or other actions to combat its spread, such as restrictions and bans on travel or transportation, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, cancellation of events, including sporting events, conferences and meetings, and quarantines and lock-downs. The COVID-19 pandemic is currently impacting global operations in the travel and hospitality industry world-wide by necessitating the closure of destination resorts, travel and hospitality services and significantly reducing demand worldwide for travel and hospitality services.

The Company has swiftly undertaken a number of proactive measures to mitigate the financial and operational impacts of COVID-19, which are detailed in our Quarterly Report on Form 10-Q for the three months ended September 30, 2020. However, the COVID-19 outbreak has had a significant effect on our business and is expected to continue to have a significant effect on our results of operations and financial condition during the remainder of fiscal 2020, although the full financial impact on our business cannot be reasonably estimated at this time.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We will cease to be an emerging growth company on the date that is the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2024; (iii) the date on which we have issued more than $1 billion in nonconvertible debt securities during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

THE OFFERING

Common shares offered by us pursuant to this prospectus supplement	Common shares having an aggregate offering price of up to $50.0 million.

Common shares to be outstanding after this offering	Up to 90,075,403 shares, assuming sales at a price of $9.79 per share, which was the closing price on the Nasdaq Capital Market on December 4, 2020. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At the market offering” that may be made from time to time, if at all, through our sales agent, Stifel. See “Plan of Distribution” on page S-12.

Use of proceeds	We currently intend to use the net proceeds from this offering, if any, for general corporate purposes. See “Use of Proceeds” on page S-5.

Voting rights	Each common share offered hereby will be entitled to one vote per share on all matters submitted to shareholders for a vote.

Risk factors	Investing in our common shares involves significant risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement for a discussion of factors that you should read and consider before investing in our securities.

Nasdaq symbol	OSW

The number of our common shares that will be outstanding immediately after this offering as shown above is based on 84,968,151 shares outstanding as of September 30, 2020, consisting of 67,782,651 common voting shares and 17,185,500 common non-voting shares. The number of common shares outstanding as of September 30, 2020, as used throughout this prospectus supplement, unless otherwise indicated, excludes:

•	4,375,891 shares issuable upon exercise of outstanding options at an exercise price of $12.99 per share;

•	2,545,126 shares issuable upon vesting of restricted stock units and performance stock units outstanding under our 2019 Incentive Plan;

•	29,150,379 shares issuable upon the exercise of outstanding warrants; and

•	1,600,000 Founder Deferred Shares issuable upon the occurrence of certain conditions (as described in the accompanying prospectus).

RISK FACTORS

An investment in our common shares is subject to numerous risks as discussed more fully below and under the caption “Risk Factors” in the accompanying prospectus, our most recent Annual Report on Form 10-K for the year ended December 31, 2019 and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, both of which we incorporate by reference herein, and other information that we file from time to time with the SEC after the date of this prospectus supplement and which we incorporate by reference herein. Any of these risks could adversely affect our financial condition and results of operations or our ability to execute our business strategy. You should read and consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common shares. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. See “Incorporation of Certain Information By Reference.”

Risks Related to this Offering

Resales of our common shares in the public market during this offering by our shareholders may cause the market price of our common shares to fall.

We may issue common shares from time to time in connection with this offering. This issuance from time to time of these new common shares, or our ability to issue these common shares in this offering, could result in resales of our common shares by our current shareholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common shares.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.

We are generally not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. The market price of our common shares could decline as a result of sales of common shares or securities that are convertible into or exchangeable for, or that represent the right to receive, common shares after this offering or the perception that such sales could occur.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds, if any, of this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common shares.

The common shares offered hereby will be sold in “at the market offerings,” and investors who buy our common shares at different times will likely pay different prices.

Investors who purchase our common shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, there is no minimum or maximum sales price for common shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

USE OF PROCEEDS

We intend to use the net proceeds, if any, from the sale of the common shares under this prospectus supplement for general corporate purposes.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, our management will retain broad discretion over the use of such proceeds.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations for U.S. Holders (as defined below) who are beneficial owners of our common shares relating to the ownership and disposition of our common shares. This discussion only applies to common shares held as capital assets for U.S. federal income tax purposes, and does not describe all of the tax consequences that may be relevant to beneficial owners of our common shares in light of their particular circumstances or beneficial owners who are subject to special rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	government agencies or instrumentalities thereof;

•	regulated investment companies and real estate investment trusts;

•	expatriates or former residents of the United States;

•	persons that acquired our common shares pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to our common shares;

•	persons holding our common shares as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders who are controlled foreign corporations and passive foreign investment companies;

•	U.S. holders actually or constructively owning 5% or more of our common shares (unless otherwise specifically discussed herein); or

•	tax-exempt entities.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our common shares through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of our common shares, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax considerations described herein, potentially with retroactive effect. This discussion does not take into account potential or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of U.S. state or local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. This discussion also does not address the alternative minimum tax or the Medicare contribution tax. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction.

ALL HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Tax Residence of OneSpaWorld for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, OneSpaWorld, which is a Bahamas-incorporated entity, would generally be classified as a non-U.S. corporation. Section 7874 of the U.S. Tax Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that OneSpaWorld should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874 (e.g., as a result of the Business Combination, as defined in our most recent Annual Report on Form 10-K for the year ended December 31, 2019), certain distributions made by OneSpaWorld to non-U.S. holders of OneSpaWorld common shares would be subject to U.S. withholding tax.

Section 7874 is currently expected to apply in a manner such that OneSpaWorld should not be treated as a U.S. corporation for U.S. federal tax purposes. However, the section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance regarding their application. In addition, changes to the rules in section 7874 or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect OneSpaWorld’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

U.S. Holders

This section applies to you if you are a U.S. holder. A “U.S. holder” is a beneficial owner of our common shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if OneSpaWorld, or any of its subsidiaries, is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. holder holds our common shares. A non-U.S. corporation, such as OneSpaWorld, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if OneSpaWorld owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, OneSpaWorld will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

OneSpaWorld and its subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the current taxable year or for foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that OneSpaWorld or any of its subsidiaries will not be treated as a PFIC for any taxable year.

If OneSpaWorld or any of its subsidiaries were to be treated as a PFIC, U.S. holders holding our common shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their investment in our common shares.

Controlled Foreign Corporation Rules

If a U.S. person (as defined in section 7701(a)(30) of the U.S. Tax Code) owns directly, indirectly or constructively (under section 318 of the U.S. Tax Code) at least 10% of the voting power or value of shares of a foreign corporation, such U.S. person is considered a “U.S. Shareholder” with respect to the foreign corporation. If U.S. Shareholders, in the aggregate, own more than 50% of the voting power or value of the shares of such corporation, the foreign corporation will be classified as a controlled foreign corporation for U.S. federal income tax purposes (“CFC”). Additionally, as a result of changes introduced by the Tax Cuts and Jobs Act, even absent U.S. Shareholders with direct or indirect interests in a foreign corporation, a U.S. subsidiary of OneSpaWorld alone may cause certain related foreign corporations to be treated as CFCs by reason of certain “downward attribution” rules.

Given that OneSpaWorld is publicly held, the constructive ownership rules under section 318 of the U.S. Tax Code may make it difficult to determine whether any U.S. person is a U.S. Shareholder as to OneSpaWorld and its non-U.S. subsidiaries and whether OneSpaWorld or any of its non-U.S. subsidiaries is a CFC.

Because the OneSpaWorld group will include one or more U.S. subsidiaries, OneSpaWorld’s non-U.S. subsidiaries could be treated as CFCs (regardless of whether OneSpaWorld is treated as a CFC), depending on the structure of the OneSpaWorld group at any given time. If OneSpaWorld, or any non-U.S. subsidiary of OneSpaWorld, is treated as a CFC, any U.S. Shareholder must report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property held by CFCs, regardless of whether any distributions are made to such U.S. Shareholder. In addition, gain on the sale of the CFC shares by a U.S. Shareholder (during the period that the corporation is a CFC and thereafter for a five-year period) would be treated in whole or in part as a dividend, to the extent of certain of the CFC’s earnings and profits. An individual that is a U.S. Shareholder with respect to a CFC generally would not be allowed to claim certain tax deductions or foreign tax credits that would be allowed to a U.S. Shareholder that is a U.S. corporation. Failure to comply with these reporting and tax paying obligations may subject a U.S. Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. OneSpaWorld cannot provide any assurances that it will assist investors in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any investor is treated as a U.S. Shareholder with respect to any such CFC or furnish to any U.S. Shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A U.S. holder should consult its advisors regarding the potential application of these rules to an investment in our common shares.

A portion of the OneSpaWorld group’s earnings will be attributable to operating onboard health and wellness centers aboard cruise ships in international waters. Section 863(d) of the U.S. Tax Code generally provides that any income derived from a space or ocean activity by a U.S. person is sourced in the United States (“U.S. source income”) and that any space and ocean income derived by a foreign person is sourced outside the United States (“foreign source income”). Regulations under section 863(d) of the U.S. Tax Code, however, include an exception from the statutory provision for space and ocean income derived by a foreign person if the foreign person is a CFC. That is, space and ocean income derived by a CFC is treated as U.S. source income and thus subject to incremental taxation, except to the extent that the income, based on all the facts and circumstances, is attributable to functions performed, resources employed, or risks assumed in a foreign country. In determining whether space and ocean income is treated as derived by a CFC for purposes of determining the source of such income for U.S. federal income tax purposes, taxpayers generally may disregard the downward attribution rules discussed above.

Taxation of Distributions

A U.S. holder generally will be required to include in gross income the amount of any cash distribution paid on our common shares that is treated as a dividend. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of OneSpaWorld’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by OneSpaWorld will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. holder’s basis in its shares (but not below zero) and any excess, will be treated as gain from the sale or exchange of such shares as described below under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares.”

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income.

The rules governing the foreign tax credit are complex and the outcome of their application depends in large part on the U.S. holder’s individual facts and circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

With respect to non-corporate U.S. holders, under tax laws currently in effect, dividends with respect to our common shares generally will be taxed as ordinary income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares

Subject to the PFIC and CFC rules discussed above, upon a sale or other taxable disposition of our common shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in such sale (generally, the sum of the amount of cash and the fair market value of any property received in such disposition) and the U.S. holder’s adjusted tax basis in such common shares.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for our common shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders is currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common shares so disposed of. A U.S. holder’s adjusted tax basis in its common shares generally will equal the U.S. holder’s acquisition cost of such common shares.

Tax Reporting

Individuals and certain domestic entities that are U.S. holders will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. An interest in OneSpaWorld constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. holders are urged to consult with their tax advisors regarding the foreign financial asset reporting obligations and their application to our common shares.

Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status, to the applicable paying agent.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that any required information is timely filed with the IRS.

ALL HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Material Bahamian Tax Considerations

In the opinion of Harry B. Sands, Lobosky & Company, Bahamian Counsel to OneSpaWorld, under current Bahamian law, so long as the operations of OneSpaWorld are conducted outside of The Bahamas, OneSpaWorld is not subject to any business license fee, income tax, corporation tax, capital gains tax or any other tax on income or distributions or dividends accruing to or derived from us, nor shall any estate, inheritance, succession or gift tax, rate, duty levy or other charge payable in The Bahamas with respect to any of our shares, debt obligations or other securities or shareholders for a period of three (3) years commencing December 31, 2018. Furthermore, all transactions in respect of the shares, debt obligations or the securities and all other transactions relating to the business of OneSpaWorld are exempt from the payment of stamp duty up to and including December 31, 2021.

Such exemptions from taxation shall not apply (i) to any person who is designated or deemed to be a “resident” of The Bahamas for the purpose of the Exchange Control Regulations Act (“ECR”), or (ii) if a “resident” of The Bahamas for the purposes of the ECR is the direct or indirect beneficial or legal owner of any shares issued or to be issued by us or acquires a legal or beneficial interest in any debt or other securities issued or to be issued by us or is otherwise directly or indirectly entitled to receive any dividends or distributions from OneSpaWorld. The exemption from stamp duty shall not apply in relation to (i) real property situated in The Bahamas which OneSpaWorld or a subsidiary owns or holds a lease over, or (ii) any disposition of real property or “resident” business in The Bahamas for the purposes of the ECR that is owned, wholly or in part, by OneSpaWorld or any parent or subsidiary of OneSpaWorld, however remote. At present, OneSpaWorld does not (i) own or lease, directly or indirectly, real property situated in The Bahamas or (ii) own any “resident” business in The Bahamas for the purposes of the ECR, other than Mandara Spa (Bahamas) Limited (“Mandara”), as discussed below.

An indirect subsidiary of OneSpaWorld, Mandara, is a resident business in The Bahamas for the purposes of the ECR. The payment of dividends by Mandara and remittance of such funds to a parent outside of The Bahamas of, or in excess of, B$500,000.00 or equivalent per annum, is subject to stamp duty at a rate of 5%. The turnover of Mandara is also subject to a business license tax of between 0.5% and 1.5% of turnover based on the amount of turnover. Mandara is also required to collect and remit to the government of The Bahamas value added tax of 12% on goods sold and services rendered in The Bahamas. Mandara may also be subject to certain stamp, customs and excise taxes from time to time.

PLAN OF DISTRIBUTION

We entered into the Sales Agreement with Stifel on December 7, 2020 under which we may issue and sell our common shares, from time to time, having aggregate gross proceeds of up to $50.0 million through Stifel acting as sales agent. Stifel may sell the common shares by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act.

Each time we wish to issue and sell common shares under the Sales Agreement, we will notify Stifel of the number of shares to be issued, the dates on which such sales are anticipated to be made and any minimum price below which sales may not be made. Once we have so instructed Stifel, unless Stifel declines to accept the terms of this notice, Stifel has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Stifel under the Sales Agreement to sell our common shares are subject to a number of conditions that we must meet.

The settlement between us and Stifel is generally anticipated to occur on the second business day that is also a trading day following the date on which the sale was made. Sales of our common shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Stifel may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Stifel a commission equal to 3.0% of the gross proceeds we receive from the sales of our voting common shares under the Sales Agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering size, commissions and proceeds to us, if any, are not determinable at this time. In connection with the sale of the voting common shares on our behalf, Stifel will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Stifel will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Stifel with respect to certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse Stifel for certain expenses incurred in connection with the offering of our common shares pursuant to the Sales Agreement, up to a maximum of $50,000. We estimate that our total expenses for the offering, excluding compensation and reimbursements payable to Stifel under the terms of the Sales Agreement, will be approximately $300,000.

The offering of our common shares pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all of our common shares provided for in this prospectus supplement or (ii) termination of the Sales Agreement as permitted therein. This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement is filed as an exhibit to a Current Report on Form 8-K dated December 7, 2020. See “Where You Can Find More Information” in this prospectus supplement.

Stifel and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Stifel and Stifel may distribute this prospectus supplement and the accompanying prospectus electronically.

To the extent required by Regulation M, Stifel will not engage in any market making activities involving our common shares while the offering is ongoing under this prospectus supplement.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Kirkland & Ellis LLP, New York, New York, and by Harry B. Sands, Lobosky & Company, our Bahamian counsel. Stifel is being represented in connection with this offering by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated and combined balance sheets of OneSpaWorld and subsidiaries as of December 31, 2019 (Successor) and 2018 (Predecessor), the related consolidated and combined statements of operations, comprehensive income (loss), equity (deficit) and cash flows for the period from March 20, 2019 through December 31, 2019 (Successor) and the period from January 1, 2019 through March 19, 2019 (Predecessor), and for each of the two years in the period ended December 31, 2018 (Predecessor), and the related notes appearing in OneSpaWorld Holdings Limited’s Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this prospectus supplement, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. Any information incorporated by reference is deemed to be part of this prospectus supplement.

The Company incorporates by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC as well as any filings the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the applicable offering; provided, however, that, except as specifically provided below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	The description of our Common Shares as set forth on Form 8-A, as filed with the SEC on March 21, 2019, including any amendments or reports filed for the purpose of updating such description;

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 30, 2020, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 29, 2020;

•

Our Quarterly Reports on Form 10-Q  for the quarters ended March  31, 2020, June 30, 2020 and September  30, 2020 as filed with the SEC on May 13, 2020, August 12, 2020 and November 12, 2020, respectively; and

•

Our Current Reports on Form 8-K filed with the SEC on March 2, 2020, April 3, 2020, May  1, 2020, June 15, 2020, September  16, 2020, October  14, 2020 and December 7, 2020; and, to the extent the information in such reports is filed and not furnished.

Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K of the Company, including any related exhibits under Item 9.01, will not be incorporated by reference in this prospectus supplement.

To obtain copies of these filings, see “Where You Can Find More Information.” You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone number set forth below:

Harry B. Sands, Lobosky Management Co. Ltd.

Office Number 2

Pineapple Business Park

Airport Industrial Park

P.O. Box N-624

Nassau, Island of New Providence

Commonwealth of The Bahamas

(242) 322 2670

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the common shares to be offered and sold by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or a document incorporated by reference therein, you should read the exhibit for a more complete understanding of the document or matter involved. We qualify in its entirety each statement regarding a contract, agreement or other document by reference to the actual document.

PROSPECTUS

ONESPAWORLD HOLDINGS LIMITED

$200,000,000 Common Shares

29,498,899 Common Shares Issuable Upon Exercise of Outstanding Warrants

47,308,685 Common Shares

9,944,630 Warrants

This prospectus relates to the issuance by us of up to (i) $200,000,000 of our common shares, par value $0.0001 per share (the “common shares”), that may be offered from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering, (ii) 24,498,899 common shares issuable by us upon the exercise of certain of our outstanding warrants, which we refer to as the “2019 Warrants” (which were previously registered under the 2019 Registration Statement) and (iii) 5,000,000 common shares issuable by us upon the exercise of our outstanding warrants that were issued in a private placement (the “2020 Private Placement”), which we refer to as the “2020 Warrants”.

This prospectus also relates to the offer and sale by the selling shareholders identified in this prospectus, or their permitted transferees (the “Selling Shareholders”), of up to (i) 23,558,685 common shares that were previously registered under the 2019 Registration Statement, (ii) 23,750,000 common shares that were issued in the 2020 Private Placement, including 5,000,000 common shares underlying the 2020 Warrants, (iii) 4,944,630 2019 Warrants and (iv) 5,000,000 2020 Warrants. We are registering the resale of common shares and warrants as required by the Second Amended and Restated Registration Rights Agreement (the “A&R RRA”) entered into by and among OneSpaWorld Holdings Limited, Steiner Leisure, and the investors named on the signature pages thereto, and pursuant to certain subscription agreements entered into with certain investors.

We will receive the proceeds from the sale of common shares offered by us and from the exercise of the warrants, but not from the resale of the common shares or warrants by the Selling Shareholders.

We will bear all costs, expenses and fees in connection with the registration of the common shares and warrants. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of securities.

Our common shares trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “OSW.” Our warrants are not currently traded on any national securities exchange.

We are an “emerging growth company” under applicable Securities and Exchange Commission (the “SEC”) rules and are subject to reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors ” section beginning on page 5 of this prospectus, in any applicable prospectus supplement, and in the documents incorporated by reference herein or therein.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the Selling Shareholders have not, authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you is accurate as of any date other than the date of such document. You should not assume that the information incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you is accurate as of any date other than the date of such incorporated document.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” and any free writing prospectus that we may prepare and distribute.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “OneSpaWorld,” the “Company,” “we,” “our” “us” and other similar terms refer to OneSpaWorld Holdings Limited and its consolidated subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically with the SEC, which is available at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC’s website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

The Company makes available free of charge through its internet website at http://www.onespaworld.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after it electronically files with, or furnishes to, the SEC. Any information available on or through the Company’s website is not part of this prospectus, except to the extent it is expressly incorporated by reference herein as set forth under “Incorporation of Certain Information by Reference” below.

The Company has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus forms part of the registration statement filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Whenever a reference is made in this prospectus to a contract or other document that is an exhibit to the registration statement, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. Any information incorporated by reference is deemed to be part of this prospectus.

The Company incorporates by reference in this prospectus the documents set forth below that have been previously filed with the SEC as well as any filings the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the applicable offering; provided, however, that, except as specifically provided below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 30, 2020, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 29, 2020;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed with the SEC on May 13, 2020;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 22, 2020;

•	our Current Reports on Form 8-K filed with the SEC on March 2, 2020, April 3, 2020, May 1, 2020 and June 15, 2020; and

•

the description of our common shares contained in the Registration Statement on Form 8-A filed with the SEC on March 21, 2019, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

Information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K of the Company, including any related exhibits under Item 9.01, will not be incorporated by reference in this prospectus.

To obtain copies of these filings, see “Where You Can Find More Information.” You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone number set forth below:

Harry B. Sands, Lobosky Management Co. Ltd.

Office Number 2

Pineapple Business Park

Airport Industrial Park

P.O. Box N-624

Nassau, Island of New Providence

Commonwealth of The Bahamas

(242) 322 2670

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus and other disclosures, we may issue “forward-looking” statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements reflect our current views about future events and are subject to known and unknown risks, uncertainties and other factors which may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. We attempt, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms.

Such forward-looking statements include statements regarding:

•	the impact of the coronavirus (“COVID-19”) on the Company’s business, operations, and financial condition, including cash flows and liquidity;

•	the impact of COVID-19 on our results of operations and liquidity for the foreseeable future;

•

the demand for the Company’s services and products together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment;

•	changes in consumer preferences or the market for the Company’s services;

•	changes in applicable laws or regulation;

•	the availability of competition for opportunities for expansion of the Company’s business;

•	difficulties of managing growth profitably;

•	the loss of one or more members of the Company’s management team;

•	other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC;

•	other risks and uncertainties indicated in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this report and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common shares, see the section entitled “Risk Factors” in this prospectus, in any applicable prospectus supplement and in the documents that are incorporated by reference herein.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement. You should read all such documents carefully, and you should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus, any applicable prospectus supplement, in our most recent Annual Report on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, before deciding to buy our securities.

Unless otherwise specified, share calculations do not include any common shares issuable upon the exercise of outstanding warrants to purchase common shares.

Our Company

We are the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide. Our highly-trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty and wellness services and products onboard 175 cruise ships and at 68 destination resorts globally as of March 31, 2020. With over 90% market share in the highly attractive outsourced maritime health and wellness market, we are the market leader at approximately 10x the size of our closest maritime competitor. Over the last 50 years, we have built our leading market position on our depth of staff expertise, broad and innovative service and product offerings, expansive global recruitment, training and logistics platform as well as decades-long relationships with cruise and destination resort partners. Throughout our history, our mission has been simple-helping guests look and feel their best during and after their stay.

At our core, we are a global services company. We serve a critical role for our cruise line and destination resort partners, operating a complex and increasingly important aspect of our cruise line and destination resort partners’ overall guest experience. Decades of investment and know-how have allowed us to construct an unmatched global infrastructure to manage the complexity of our operations, which in 2019 included nearly 8,600 annual voyages with visits to over 1,200 ports of call around the world. We have consistently expanded our onboard offerings with innovative and leading-edge service and product introductions, and developed powerful back-end recruiting, training and logistics platforms to manage our operational complexity, maintain our industry-leading quality standards, and maximize revenue per center. The combination of our renowned recruiting and training platform, deep labor pool, global logistics and supply chain infrastructure, and proven revenue management capabilities represents a significant competitive advantage that we believe is not economically feasible to replicate. A significant portion of our revenues are generated from our cruise ship operations. Historically, we have been able to renew almost all of our cruise line agreements that had expired or were scheduled to expire. In 2019, we signed an agreement with Celebrity Cruises as the exclusive operator of health and wellness centers on Celebrity’s entire fleet, increasing the Celebrity vessels on which we operate in 2020 by nine, extended our current agreement with Norwegian Cruise Lines through 2024, won a contract with the new lifestyle brand Virgin Voyages to operate the spa and wellness offerings onboard the first three Virgin vessels, planned to launch in 2020, 2021 and 2022, and entered into an amended agreement with P&O Cruise to extend our operations on P&O’s vessels for the next five years.

Our principal executive offices are located at Harry B. Sands, Lobosky Management Co. Ltd., Office Number 2, Pineapple Business Park, Airport Industrial Park, P.O. Box N-624 Nassau, Island of New Providence,

Commonwealth of The Bahamas, and our telephone number is (242) 322 2670. Our website address is www.onespaworld.com. Information contained on our website is not a part of this prospectus or any applicable prospectus supplement and the inclusion of our website address in this prospectus is an inactive textual reference only.

Recent Developments

In December 2019, a novel strain of COVID-19 was initially reported in Wuhan, China. Shortly thereafter, the World Health Organization declared COVID-19 to be a “Public Health Emergency of International Concern” affecting all parts of the world on a global-scale. On March 8, 2020 the U.S. Department of State issued a warning for U.S. citizens to not travel by cruise ship, and this was soon followed by stringent restrictions on international travel and immigration by the U.S. and many other countries across Asia, Europe and South America. The cruise industry in the U.S. is subject to the U.S. Centers for Disease Control and Prevention (“CDC”) No Sail Order, which was extended on April 9, 2020 to continue until the earliest of (i) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency, (ii) the date the Director of the CDC rescinds or modifies the No Sail Order or (iii) 100 days after the order appears on the Federal Register, which would be July 24, 2020.

The global spread of the COVID-19 pandemic is complex and rapidly-evolving, with governments, public institutions and other organizations imposing or recommending, and businesses and individuals implementing, restrictions on various activities or other actions to combat its spread, such as restrictions and bans on travel or transportation, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, cancellation of events, including sporting events, conferences and meetings, and quarantines and lock-downs. The COVID-19 pandemic is currently impacting global operations in the travel and hospitality industry world-wide by necessitating the closure of destination resorts, travel and hospitality services and significantly reducing demand worldwide for travel and hospitality services. The COVID-19 outbreak is currently impacting global economic conditions, the travel and hospitality industry, health and wellness industry, and other industries in which we do business. Temporary closures of businesses have been ordered and individuals’ ability to travel has been curtailed through mandated travel restrictions and may be further limited through additional voluntary or mandated closures of travel-related businesses.

The Company has swiftly undertaken a number of proactive measures to mitigate the financial and operational impacts of COVID-19, which are detailed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020. However, the COVID-19 outbreak has had a significant effect on our business and is expected to continue to have a significant effect on our results of operations and financial condition during the remainder of fiscal 2020, although the full financial impact on our business cannot be reasonably estimated at this time.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We will cease to be an emerging growth company on the date that is the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) July 20, 2021; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

THE OFFERING

Primary Offering

Common Shares	We may offer and sell our common shares from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering, such that the maximum aggregate offering price does not exceed $200,000,000.

Common Shares Underlying 2019 Warrants	We are registering the issuance from time to time of 24,498,899 common shares issuable upon exercise of the 2019 Warrants at an exercise price of $11.50 (which were previously registered under the 2019 Registration Statement).

Common Shares Underlying 2020 Warrants	We are registering the issuance from time to time of 5,000,000 common shares issuable upon exercise of the 2020 Warrants that were issued in the 2020 Private Placement at an exercise price of $5.75, which includes $1,000,000 voting common shares and 4,000,000 non-voting common shares.

Secondary Offering

Common Shares (2019 Rollover)	We are registering the resale by the Selling Shareholders from time to time of 23,558,685 common shares (which were previously registered under the 2019 Registration Statement).

Common Shares (2020 Private Placement)	We are registering the resale by the Selling Shareholders from time to time of 23,750,000 common shares that were issued in the 2020 Private Placement, including 5,000,000 common shares underlying the 2020 Warrants.

2019 Warrants	We are registering the resale by the Selling Shareholders from time to time of 4,944,630 2019 Warrants that have an exercise price of $11.50 (which were previously registered under the 2019 Registration Statement).

2020 Warrants	We are registering the resale by the Selling Shareholders from time to time of 5,000,000 2020 Warrants issued in the 2020 Private Placement that have an exercise price of $5.75.

Use of Proceeds	We will receive the proceeds from the sale of common shares offered by us and from the exercise of the warrants, but not from the resale of the common shares or warrants by the Selling Shareholders. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds of such offerings for general corporate purposes. See section “Use of Proceeds.”

Risk Factors	An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other documents we file with the SEC, before making an investment decision.

Nasdaq Trading Symbol	Our common shares are listed under the symbol “OSW.” Our warrants are not currently traded on any national securities exchange.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other documents we file with the SEC, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of common shares and the exercise of warrants offered by us for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus.

All of the common shares and warrants offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Shareholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following is a brief summary of the material terms of our common shares and the warrants offered pursuant to this prospectus and does not purport to be complete. For a complete description of the terms of our common shares, you should refer to our Third Amended and Restated Memorandum and Second Amended and Restated Articles of Association (our “Articles”) and applicable provisions of law. For a complete description of the terms of the 2019 Warrants you should refer to the Amended and Restated Warrant Agreement (the “Warrant Agreement”) and for a complete description of the terms of the 2020 Warrants you should refer to the Form of Warrant (the “Form of Warrant”). For information on how to obtain copies of our Articles, the Warrant Agreement and the Form of Warrant, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Common Shares

Authorized and Issued Common Shares

Our Articles authorize the issuance of up to 250,000,000 of our common shares, $0.0001 par value per share. As of June 26, 2020, 84,968,151 common shares were issued and outstanding. Of the authorized shares 225,000,000 are “Voting Common Shares” and 25,000,000 are “Non-Voting Common Shares.” The Non-Voting Common Shares will be of equal rank to the Voting Common Shares, in terms of dividends, liquidation, preferences and all other rights and features, with the following exceptions: (i) the Non-Voting Common Shares have no voting rights, except as may be required by law; (ii) Steiner Leisure Limited (“Steiner Leisure”) may vote its Non-Voting Common Shares in favor of its director designees; and (iii) the Non-Voting Common Shares will automatically be converted to Voting Common Shares upon the occurrence of certain events set forth in the Articles.

Issuance and Form

Subject to the provisions of our Articles and to any resolution of shareholders, unissued shares will be at the disposal of our Board of Directors (“Board”), who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as we may by resolution of directors determine. Pursuant to our Articles, our common shares are registered shares and may not be exchanged for bearer share certificates.

Voting Rights and Quorum

Each holder of a share of our Voting Common Shares is entitled to one vote for each share held of record on the applicable record date on each matter submitted to a vote of shareholders. Our Articles do not provide for cumulative rights.

Directors shall be elected by a plurality of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, unless a different vote is required by our Articles or under applicable law, in which case such express provision shall govern and control the decision of such question. Shareholders may act only at meetings duly called and shareholders may not act by written consent or otherwise outside of such meeting. A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present, in person or by proxy, shareholders representing not less than 50% of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting. If there is a quorum, notwithstanding the fact that such quorum may be represented by only one person, then such person may resolve any matter, and a certificate signed by such person accompanied where such person be a proxy by the proxy form, or a copy thereof, shall constitute a valid resolution of shareholders. Once established, a quorum will not be broken by the subsequent withdrawal of enough votes to leave less than a quorum.

If shareholder approval is required (a) for the adoption of any agreement for merger of us with or into any other entity or for the consolidation of us with or into any other entity or (b) to authorize any sale, lease, exchange or other transfer of all or substantially all of the assets of us to any person, the affirmative vote of at least 66 2/3% of the shares entitled to vote thereon is required to approve such transaction; provided, however, that if such transaction is approved in advance by the directors, such transaction may be approved by the affirmative vote of a majority of the shares entitled to vote thereon.

Dividends

Our Board, by resolution, may declare and pay dividends in money, shares, or other property. No dividend shall be declared and paid unless the directors determine that immediately after the payment of the dividend the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in its books of account, and its issued and outstanding share capital. On March 24, 2020, the Company announced that it is deferring payment of its dividend declared on February 26, 2020, for payment on May 29, 2020, to shareholders of record on April 10, 2020, until the Board reapproves its payment and withdrawing its dividend program until further notice.

Liquidation, Redemption and Preemptive Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Company and the payment or setting aside for payment of any preferential amount due to the holders of any series of preferred shares, the holders of common shares, subject to the rights of the holders of any class or series of shares ranking on a parity with the common shares as to the payments or distributions in such event, shall be entitled to receive ratably any and all assets of the Company remaining to be paid or distributed.

We may purchase, redeem or otherwise acquire and hold our common shares, but no purchase, redemption or other acquisition shall be made unless the directors determined that immediately after the purchase, redemption or other acquisitions, we will be able to satisfy our liabilities as they become due in the ordinary course of our business and the realizable value of our assets will not be less than the sum of our total liabilities, other than deferred taxes, as shown in the books of account. A determination by our Board is not required where our common shares are purchased, redeemed or otherwise acquired:

•	pursuant to a shareholder’s right to have our common shares redeemed or exchanged for money or other property of OneSpaWorld;

•	in exchange for newly issued common shares;

•	by virtue of Section 81 of the International Business Companies Act, 2000 (No. 45 of 2000) (the “Act”) of the Commonwealth of The Bahamas; or

•	pursuant to an order of the Supreme Court of the Commonwealth of The Bahamas.

Our common shares that are purchased, redeemed or otherwise acquired by us in accordance with our Articles may be cancelled or held as treasury shares unless our common shares are purchased, redeemed or otherwise acquired out of capital pursuant to Section 34 of the Act, in which case they shall be cancelled. Holders of our common shares have no preemptive rights.

Anti-Takeover Provisions and Other Provisions of Our Articles

Our Articles include certain provisions which may have the effect of delaying or preventing a future takeover or change in control of us that shareholders may consider to be in their best interests. Among other things, our Articles provide for a classified Board serving staggered terms of three years, super majority voting requirements with respect to certain significant transactions and restrictions on the acquisition of greater than 9.99% ownership without our Board’s approval.

Classification of our Board of Directors

Our Board is divided into three classes, having staggered terms of office of three years each. The effect of the classified Board may be to make it more difficult to acquire control over OneSpaWorld.

Annual Meeting of Shareholders

Annual meetings of shareholders shall be held during each of our fiscal years and convened by a notice, which shall specify the place and time of the meeting as determined by resolution of the directors. Our Board may convene special meetings of the shareholders at such times and in such manner and places within or outside the Commonwealth of The Bahamas, or by means of remote communication, as the directors consider necessary or desirable.

At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. In addition to any other applicable requirements, to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting given by or at the direction of the directors, (b) brought before the meeting by or at the direction of the directors or (c) otherwise properly brought before the meeting by a shareholder. Only those matters set forth in the notice of a special meeting may be considered or acted upon at that meeting, unless otherwise required by law. At every meeting of shareholders, the chairman of the board shall preside as chairman of the meeting. If there is no chairman of the board or if the chairman of the board is not present, the shareholders present shall choose someone of their number to be the chairman.

Special Meeting of Shareholders

A special meeting of the shareholders may be convened by our Board. Upon the written request of shareholders holding not less than a majority of the outstanding voting shares, the directors shall convene a meeting of shareholders. If a special meeting is requested by such shareholders, a written request, specifying the business proposed to be transacted, shall be delivered personally or sent by first class mail, by express delivery or electronic transmission, to the Secretary oof the Company. Upon receipt by our Secretary of such a request, the Secretary shall send notice of such meeting to shareholders entitled to vote within 45 days after the date the request was delivered to the Secretary. If such notice is not given by the Secretary within 45 days, the person or persons requesting the meeting may specify the time and place of the meeting and give noticed thereof; provided, however, that at least 10 days’ notice of such meeting is required to be given to the shareholders.

Advance Notice of Proposals

A shareholder may submit a proposal to present other items of business at the annual meeting of shareholder. The shareholder must give written notice of their intention to do. Notice for the presentation of other items of business submitted, must be received not less than 75 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. Our Articles set forth the form and content of the notice, as well as additional information regarding shareholders proposals and nominations.

Restrictions on Ownership

Our Articles provide that shareholders will be prohibited from beneficially owning more than 9.99% of our issued and outstanding common shares without the consent of our Board. This restriction does not apply to Steiner Leisure.

Indemnification

Our Articles provide that OneSpaWorld shall indemnify and hold harmless to the extent permitted by applicable law any person (other than any Auditor) who was or is a party or witness to (or is threatened to be made a party or witness to) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) directly or indirectly by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or, while serving as a director, officer, employee or agent of the Company, against all liabilities, damages, costs, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and in actions by or in the right of the Company except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

Conversion of Non-Voting Common Shares to Voting Common Shares

Automatic Conversion

Each Non-Voting Common Share will automatically convert into one Voting Common Share, upon the occurrence of a Qualified Transfer (defined below) of such Non-Voting Common Share or with the prior consent of our Board. A “Qualified Transfer” means a transfer (x) to a third party that is not (1) an affiliate of such holder nor (2) a person whose ownership thereof would result in such shares being treated as constructively owned by such holder under Section 958(b) of the U.S. Tax Code, applicable Treasury Regulations and other official guidance (a Person described in this clause (x), an “Unrelated Person”), and (y) that is not otherwise prohibited under the Articles.

Elective Conversion.

Upon the occurrence of a Contingent Conversion Triggering Event (as defined below), a number of Non-Voting Common Shares as elected will be converted into an identical number of Voting Common Shares; provided, that the number of Non-Voting Common Shares so converted may not exceed the number of Non-Voting Common Shares that, if converted, would reasonably be expected to (1) cause the Company to become a “CFC” (as defined in the Articles) as reasonably determined in good faith by the Company, upon the advice of its legal counsel, or (2) cause such holder, together with its affiliates, to hold voting power exceeding 44.9% (as reasonably determined in good faith by the Company). A “Contingent Conversion Triggering Event” shall mean (1) a decrease in the number of directors that the applicable holder has the right to designate for appointment or nomination or a decrease in the number of directors so designated by the applicable holder as a result of an irrevocable waiver of such rights, (2) the transfer of Voting Common Shares by certain holders that participated in the 2020 Private Placement or any of their affiliates on or prior to the one year anniversary of the closing of the 2020 Private Placement (I) to an “Unrelated Person” (as defined in the Articles), and (II) that is not prohibited under the Articles, or (3) the exercise by a the holder or its affiliates of a warrant to purchase Non-Voting Common Shares (or a warrant for which such holder or such affiliate has previously agreed to receive Non-Voting Common Shares upon exercise); provided that, with respect to clause (3), the number of shares designated for conversion shall not exceed the number of Non-Voting Common Shares received upon exercise of such warrant.

Each Non-Voting Common Share that is converted into a Voting Common Share shall be cancelled by the Company and shall not be available for reissuance.

Warrants

2019 Warrants

Each 2019 Warrant entitles the registered holder to purchase one of our common shares at a price of $11.50 per share, subject to adjustment, at any time. The 2019 Warrants will expire five years after the completion of the business combination, consummated on March 19, 2019 (the “Business Combination”), at 5:00 p.m., New York City time, or earlier upon redemption.

If the common shares issuable upon exercise of the 2019 Warrants are not registered under the Securities Act within 60 business days following the Business Combination, we will be required to permit holders to exercise their 2019 Warrants on a cashless basis. However, no 2019 Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any common shares to holders seeking to exercise their 2019 Warrants, unless the issuance of the common shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a 2019 Warrant, the holder of such 2019 Warrant will not be entitled to exercise such 2019 Warrant and such 2019 Warrant may have no value and expire worthless. In no event will we be required to net cash settle any 2019 Warrant.

If our common shares are at the time of any exercise of a 2019 Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the common shares under applicable blue sky laws to the extent an exemption is not available.

We may call the 2019 Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the common shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the 2019 Warrants become redeemable by us, we may not exercise our redemption right if the issuance of the common shares upon exercise of the 2019 Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such common shares under the blue sky laws of the state of residence in those states in which the 2019 Warrants were offered in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the 2019 Warrants, each warrant holder will be entitled to exercise its 2019 Warrant prior to the scheduled redemption date. However, the price of the common shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the 2019 Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its 2019 Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their 2019 Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of 2019 Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of common shares issuable upon the exercise of the 2019 Warrants. If our management takes advantage of this option, all holders of 2019 Warrants would pay the exercise price by surrendering their 2019 Warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the 2019 Warrants, multiplied by the difference between the exercise price of the 2019 Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of 2019 Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of common shares to be received upon exercise of the 2019 Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of common shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the 2019 Warrants. If we call the 2019 Warrants for redemption and our management does not take advantage of this option, the Selling Shareholders and their permitted transferees would still be entitled to exercise their 2019 Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their 2019 Warrants on a cashless basis, as described in more detail below.

A holder of a 2019 Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such 2019 Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the common shares outstanding immediately after giving effect to such exercise.

If the number of outstanding common shares is increased by a share dividend payable in common shares, or by a split-up of common shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of common shares issuable on exercise of each 2019 Warrant will be increased in proportion to such increase in the outstanding common shares. A rights offering to holders of common shares entitling holders to purchase common shares at a price less than the fair market value will be deemed a share dividend of a number of common shares equal to the product of (i) the number of common shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common shares) and (ii) one (1) minus the quotient of (x) the price per common share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common shares, in determining the price payable for common shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the 2019 Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common shares on account of such common shares (or other shares of our share capital into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each common share in respect of such event.

If the number of outstanding common shares is decreased by a consolidation, combination, reverse share split or reclassification of common shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of common shares issuable on exercise of each 2019 Warrant will be decreased in proportion to such decrease in outstanding common shares.

Whenever the number of common shares purchasable upon the exercise of the 2019 Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of common shares purchasable upon the exercise of the 2019 Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of common shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding common shares (other than those described above or that solely affects the par value of such common shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding common shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the 2019 Warrants and in lieu of the common shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the 2019 Warrants would have received if such holder had exercised their 2019 Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the 2019 Warrant properly exercises the 2019 Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the 2019 Warrant in order to determine and realize the option value component of the 2019 Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the 2019 Warrant due to the requirement that the warrant holder exercise the 2019 Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The 2019 Warrants have been issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the 2019 Warrants. The Warrant Agreement provides that the terms of the 2019 Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding 2019 Warrants held by holders other than the Selling Shareholders to make any change that adversely affects the interests of the registered holders of 2019 Warrants other than the Selling Shareholders.

The 2019 Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of 2019 Warrants being exercised. The warrant holders do not have the rights or privileges of holders of common shares and any voting rights until they exercise their 2019 Warrants and receive common shares. After the issuance of common shares upon exercise of the 2019 Warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by shareholders.

The 2019 Warrants held by the Selling Shareholders are not redeemable by us so long as they are held by the Selling Shareholders or their permitted transferees and may be exercised on a cashless basis at any time. If the 2019 Warrants held by the Selling Shareholders cease to be held by them or their permitted transferees, such warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants described above.

If the Selling Shareholders elect to exercise their 2019 Warrants on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the 2019 Warrants, multiplied by the difference between the exercise price of the 2019 Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

2020 Warrants

The 2020 Warrants issued pursuant to the Investment Agreement (as defined below) will expire on the earlier of (i) the fifth anniversary of the closing of the 2020 Private Placement or (ii) the Redemption Date (as defined below). The 2020 Warrants may be exercised on a “cashless” basis, in accordance with a specified formula. In addition, the Company may, at any time prior to their expiration, elect to redeem not less than all of such then-outstanding 2020 Warrants at a price of $0.01 per warrant, provided that the last sales price of the common shares reported has been at least $14.50 per share (subject to adjustment in accordance with certain specified events), on each of twenty trading days within the thirty-trading day period ending on the third business day prior to the date on which notice of the redemption is given (the “Redemption Date”), and provided that the common shares issuable upon exercise of such 2020 Warrants have been registered, qualified or are exempt from registration or qualification under the Securities Act and under the securities laws of the state of residence of the registered holder of the 2020 Warrant.

Transfer Agent and Warrant Agent

OneSpaWorld has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain our shareholders’ register on behalf of our Board and to act as transfer agent and registrar for our common shares and as warrant agent for the warrants.

Listing

Our common shares trade on The Nasdaq Capital Market under the symbol “OSW.” Our warrants are not currently traded on any national securities exchange.

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time of (i) 47,308,685 common shares, (ii) 9,944,630 common shares issuable upon the exercise of warrants and (iii) 9,944,630 warrants by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell any or all of the common shares and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interest in the common shares or warrants other than through a public sale. We may amend or supplement this prospectus from time to time in the future to update or change this Selling Shareholders list and the common shares that may be resold.

The following table sets forth, as of the date of this prospectus, the names of the Selling Shareholders, and the aggregate number of common shares and warrants that the Selling Shareholders may offer pursuant to this prospectus. Unless otherwise indicated in these footnotes, each of the named Selling Shareholders has, to our knowledge, sole voting and investment power with respect to the common shares beneficially owned.

	Before the Offering		Number of Common Shares Being Offered	Number or Warrants Being Offered	After the Offering
Name of Selling Shareholder	Number of Shares	Number of Warrants			Number of Shares	Percentage of Common Shares	Number of Warrants
Andrew R. Heyer(1)	1,217,239	482,040	1,217,239	482,040	—	—	—
Baron Growth Fund	96,515	96,515	96,515	96,515	—	—	—
Baron Small Cap Fund	260,850	260,850	260,850	260,850	—	—	—
Broad Street Principal Investments, L.L.C.(2)	798,252	118,252	798,252	118,252	—	—	—
Fluxman Family Holdings LLC(3)	316,667	66,667	316,667	66,667	—	—	—
DIV I BM(4)	1,173,900	173,900	1,173,900	173,900	—	—	—
Heyer Investment Management, LLC(5)	518,026	161,140	518,026	161,140	—	—	—
Neuberger Berman Group LLC and certain of its affiliates(6)	3,241,235	741,235	3,241,235	741,235	—	—	—
Steiner Leisure Limited(7)	34,058,399	5,491,519	34,058,399	5,491,519	—	—	—
Steven J. Heyer(8)	1,979,391	798,224	1,979,391	798,224	—	—	—
StoneBridge 2018 AIV, L.P.(9)	264,390	39,166	264,390	39,166	—	—	—
StoneBridge 2018 Offshore L.P.(10)	111,258	16,482	111,258	16,482	—	—	—
Templeton Investment Counsel, LLC(11)	1,871,245	1,028,190	1,871,245	1,028,190	—	—	—
Other Selling Shareholders(12)	1,401,318	470,450	1,401,318	470,450	—	—	—

(1)

Currently serves as a director. Includes (i) 565,697 common shares, of which (a) 25,000 are held in the name of the Andrew R. Heyer and Mindy B. Heyer Foundation and (b) 150,000 are held in the name of Mindy B. Heyer; (ii) 482,040 common shares underlying warrants; and (iii) 169,502 Founder Deferred Shares (as defined below).

(2)	Includes (i) 680,000 common shares and (ii) 118,252 common shares underlying warrants.
(3)	Controlled by Leonard Fluxman, our Executive Chairman. Includes (i) 250,000 common shares and (ii) 66,667 common shares underlying warrants.
(4)	Includes (i) 1,000,000 common shares and (ii) 173,900 common shares underlying warrants.
(5)	Includes (i) 275,878 common shares, (ii) 161,140 common shares underlying warrants and (iii) 81,008 Founder Deferred Shares.

(6)

Includes (i) 50,000 common shares and 14,133 common shares underlying warrants held by NB All Cap Alpha Master Fund LP; (ii) 3,000 common shares underlying warrants held by Neuberger Berman Investment Funds Plc; (iii) 18,168 common shares underlying warrants held by Neuberger Berman Equity Funds; and (iv) 2,450,000 common shares and 705,934 common shares underlying warrants held by Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund.

(7)	Includes (i) 34,058,399 common shares and (ii) 5,491,519 common shares underlying warrants.
(8)	Currently serves as Vice Chairman. Includes (i) 923,920 common shares, (ii) 798,224 common shares underlying warrants and (iii) 257,247 Founder Deferred Shares.
(9)	Includes (i) 225,224 common shares and (ii) 39,166 common shares underlying warrants.
(10)	Includes (i) 94,776 common shares and (ii) 16,482 common shares underlying warrants.
(11)

Includes (i) 18,344 common shares underlying warrants held by Fort Worth Employees Retirement Fund; (ii) 100,173 common shares and 19,178 common shares underlying warrants held by Montana Board of Investments; (iii) 109,742 common shares underlying warrants held by New Mexico State Investment Council; (iv) 742,882 common shares and 141,663 common shares underlying warrants held by The Treasurer of the State of North Carolina; (v) 59,949 common shares underlying warrants held by JNL/Franklin Templeton International Small Cap Growth Fund; (vi) 52,405 common shares underlying warrants held by Templeton Global Smaller Companies Fund C$; (vii) 314,014 common shares underlying warrants held by Templeton Global Smaller Companies Fund; (viii) 110,060 common shares underlying warrants held by Templeton International Smaller Companies Fund; and (ix) 202,835 common shares underlying warrants held by Templeton Institutional Funds—Foreign Smaller Companies Series.

(12)

Includes: (i) 662,076 common shares, (ii) 470,450 common shares underlying warrants, and (iii) 268,792 Founder Deferred Shares beneficially owned by 12 Selling Shareholders not listed above who, as a group, own less than 1.0% of our outstanding common shares prior to this offering.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such common shares. Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s common shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of common shares registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such common shares in this offering. See “Plan of Distribution.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain provisions of our related party agreements with the Selling Shareholders and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety.

Business Combination Agreement

On March 19, 2019, OneSpaWorld consummated the Business Combination pursuant to that certain Business Combination Agreement, dated as of November 1, 2018 (as amended on January 7, 2019, by Amendment No. 1 to Business Combination Agreement) (the “BCA”), by and among OneSpaWorld, Steiner Leisure, Steiner U.S. Holdings, Inc., Nemo (UK) Holdco, Ltd., Steiner UK Limited, Steiner Management Services LLC, Haymaker Acquisition Corp. (“Haymaker”), Dory US Merger Sub, LLC, Dory Acquisition Sub, Limited, Dory Intermediate LLC, and Dory Acquisition Sub, Inc. Prior to the consummation of the Business Combination, OneSpaWorld was a wholly-owned subsidiary of Steiner Leisure. At the closing of the Business Combination, OneSpaWorld became the ultimate parent company of Haymaker.

Indemnity Agreements

We have entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancement by the Company of certain expenses and costs relating to claims, suits or proceedings arising from service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Investment Agreement

On April 30, 2020, we entered into an Investment Agreement (the “Investment Agreement”) with Steiner Leisure and certain other investors, including members of our management and Board (collectively, the “Co-Investors” and, together with Steiner Leisure, the “Investors”). The Investment Agreement provided for, among other things, the issuance and sale to the Investors of the Company’s common shares and warrants to purchase the Company’s common shares in exchange for an aggregate purchase price of $75.0 million.

Purchased Securities

Pursuant to the Investment Agreement, we have created a new class of Non-Voting Common Shares, par value $0.0001 per share, by amending our Articles. At the closing of the 2020 Private Placement, pursuant to the Investment Agreement, the Company, among other things, (i) issued to Steiner Leisure an aggregate of (x) approximately 15.0 million Non-Voting Common Shares and (y) warrants to purchase approximately 4.0 million Non-Voting Common Shares at an exercise price of $5.75 per share, and (ii) issued to the Co-Investors an aggregate of (x) approximately 3.7 million Voting Common Shares and (y) warrants to purchase approximately 1.0 million Voting Common Shares at an exercise price of $5.75 per share, for an aggregate purchase price of $75.0 million. The Company intends to use the proceeds from the 2020 Private Placement for working capital or other general corporate purposes, and to pay any costs, fees and expenses incurred by it in connection with the 2020 Private Placement.

Deferred Shares

In consideration for, among other things, Steiner Leisure providing a “back stop” for the 2020 Private Placement and Steiner Leisure’s agreement to voting limitations in respect of certain of the securities issuable to it, we issued and delivered an aggregate of 5.0 million common shares to Steiner Leisure at the closing of the 2020 Private Placement, which satisfied in full the Company’s obligation to issue 5.0 million “deferred” Common Shares to Steiner Leisure pursuant to Section 2.6 of the BCA.

In addition, in order to align the incentives of certain members of the Board, the parties agreed to amend the terms of the Founder Deferred Shares (as defined in the BCA), such that, effective as of the closing of the 2020 Private Placement, such shares will be issuable upon the occurrence of any of the following: (A) the first day on which the common shares achieve a 5-day volume weighted average price equal to or greater than $10.50 (such share price, as may be adjusted, the “Price Target”); (B) in the case of a change in control of the Company, if the price per common share paid or payable in connection with such change in control is equal to or greater than the Price Target; or (C) the two-year anniversary of the closing of the 2020 Private Placement. Consummation of the 2020 Private Placement, including (i) pursuant to Nasdaq Rule 5635 and (ii) of the Articles, was approved by the Company’s shareholders on June 10, 2020 at the annual meeting of shareholders (the “Shareholder Approval”). Shareholder Approval was required among other customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. All securities purchased by Steiner Leisure or members of the Company’s management and Board are subject to customary lock-up provisions for twelve months following closing of the 2020 Private Placement.

Governance Agreement

In connection with the closing of the 2020 Private Placement, the Company, Steiner Leisure and, solely for the purpose of Section 18 thereof, Haymaker, entered into a Governance Agreement (the “Governance Agreement”), pursuant to which, Steiner Leisure and certain of its affiliates were granted certain consent, director designation, and other rights with respect to the Company. The Governance Agreement superseded the Director Designation Agreement, dated as of November 1, 2018, by and among the Company, Steiner Leisure and Haymaker. Under the terms of the Governance Agreement, among other things, Steiner Leisure has the right to designate and appoint two directors so long as Steiner Leisure and its affiliates own at least 15% of the issued and outstanding common shares and one director so long as Steiner Leisure and its affiliates own at least 5% of the issued and outstanding common shares.

Second Amended and Restated Registration Rights Agreement

In connection with the closing of the 2020 Private Placement, the Company and the Investors entered into the A&R RRA. The A&R RRA provides for customary registration rights, including demand and piggyback rights subject to cut-back provisions. In addition, the Company has agreed to use its commercially reasonable efforts to file a shelf registration statement to register the resale of the Investors’ securities by July 27, 2020, and is filing this registration statement in satisfaction of that obligation. At any time, and from time to time, after the shelf registration statement has been declared effective by the SEC, Steiner Leisure will be entitled to make up to three demands per year (subject to meeting a minimum offering size requirement), that a resale of shares of the Company pursuant to such shelf registration statement be made pursuant to an underwritten offering. Pursuant to the A&R RRA, subject to certain exceptions, the Investors will agree not to sell, transfer, pledge or otherwise dispose of their shares during the seven days before and 90 days after the pricing of any underwritten offering of the Company, and will enter into a customary lock-up agreement to such effect.

In addition, certain private placement investors have certain registration rights under certain subscription agreements.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations for beneficial owners of our common shares and warrants relating to the ownership and disposition of our common shares and warrants. This discussion only applies to common shares and warrants held as capital assets for U.S. federal income tax purposes, and does not describe all of the tax consequences that may be relevant to beneficial owners of our common shares or warrants in light of their particular circumstances or beneficial owners who are subject to special rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	government agencies or instrumentalities thereof;

•	regulated investment companies and real estate investment trusts;

•	expatriates or former residents of the United States;

•	persons that acquired our common shares pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to our common shares;

•	persons holding our common shares as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders who are controlled foreign corporations and passive foreign investment companies;

•	U.S. holders actually or constructively owning 5% or more of our common shares; or

•	tax-exempt entities.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our common shares or warrants through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of our common shares or warrants, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax considerations described herein, potentially with retroactive effect. This discussion does not take into account potential or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of U.S. state or local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. This discussion also does not address the alternative minimum tax or the Medicare contribution tax. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction.

ALL HOLDERS OF OUR COMMON SHARES OR WARRANTS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES OR WARRANTS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Tax Residence of OneSpaWorld for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, OneSpaWorld, which is a Bahamas-incorporated entity, would generally be classified as a non-U.S. corporation. Section 7874 of the U.S. Tax Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that OneSpaWorld should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874, certain distributions made by OneSpaWorld to non-U.S. holders of OneSpaWorld common shares would be subject to U.S. withholding tax.

Section 7874 is currently expected to apply in a manner such that OneSpaWorld should not be treated as a U.S. corporation for U.S. federal tax purposes. However, the section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance regarding their application. In addition, changes to the rules in section 7874 or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect OneSpaWorld’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

U.S. Holders

This section applies to you if you are a U.S. holder. A “U.S. holder” is a beneficial owner of our common shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if OneSpaWorld, or any of its subsidiaries, is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. holder holds our common shares. A non-U.S. corporation, such as OneSpaWorld, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if OneSpaWorld owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, OneSpaWorld will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

OneSpaWorld and its subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the current taxable year or for foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that OneSpaWorld or any of its subsidiaries will not be treated as a PFIC for any taxable year.

If OneSpaWorld or any of its subsidiaries were to be treated as a PFIC, U.S. holders holding our common shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their investment in our common shares.

Controlled Foreign Corporation Rules

If a U.S. person (as defined in section 7701(a)(30) of the U.S. Tax Code) owns directly, indirectly or constructively (under section 318 of the U.S. Tax Code) at least 10% of the voting power or value of shares of a foreign corporation, such U.S. person is considered a “U.S. Shareholder” with respect to the foreign corporation. If U.S. Shareholders, in the aggregate, own more than 50% of the voting power or value of the shares of such corporation, the foreign corporation will be classified as a controlled foreign corporation for U.S. federal income tax purposes (“CFC”). Additionally, as a result of changes introduced by the Tax Cuts and Jobs Act, even absent U.S. Shareholders with direct or indirect interests in a foreign corporation, a U.S. subsidiary of OneSpaWorld alone may cause certain related foreign corporations to be treated as CFCs by reason of certain “downward attribution” rules.

Given that OneSpaWorld is publicly held, the constructive ownership rules under section 318 of the U.S. Tax Code may make it difficult to determine whether any U.S. person is a U.S. Shareholder as to OneSpaWorld and its non-U.S. subsidiaries and whether OneSpaWorld or any of its non-U.S. subsidiaries is a CFC.

Because the OneSpaWorld group will include one or more U.S. subsidiaries, OneSpaWorld’s non-U.S. subsidiaries could be treated as CFCs (regardless of whether OneSpaWorld is treated as a CFC), depending on the structure of the OneSpaWorld group at any given time. If OneSpaWorld, or any non-U.S. subsidiary of OneSpaWorld, is treated as a CFC, any U.S. Shareholder must report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property held by CFCs, regardless of whether any distributions are made to such U.S. Shareholder. In addition, gain on the sale of the CFC shares by a U.S. Shareholder (during the period that the corporation is a CFC and thereafter for a five-year period) would be treated in whole or in part as a dividend, to the extent of certain of the CFC’s earnings and profits. An individual that is a U.S. Shareholder with respect to a CFC generally would not be allowed to claim certain tax deductions or foreign tax credits that would be allowed to a U.S. Shareholder that is a U.S. corporation. Failure to comply with these reporting and tax paying obligations may subject a U.S. Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. OneSpaWorld cannot provide any assurances that it will assist investors in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any investor is treated as a U.S. Shareholder with respect to any such CFC or furnish to any U.S. Shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A U.S. holder should consult its advisors regarding the potential application of these rules to an investment in our common shares.

A portion of the OneSpaWorld group’s earnings will be attributable to operating onboard health and wellness centers aboard cruise ships in international waters. Section 863(d) of the U.S. Tax Code generally provides that any income derived from a space or ocean activity by a U.S. person is sourced in the United States (“U.S. source income”) and that any space and ocean income derived by a foreign person is sourced outside the United States (“foreign source income”). Regulations under section 863(d) of the U.S. Tax Code, however, include an exception from the statutory provision for space and ocean income derived by a foreign person if the foreign person is a CFC. That is, space and ocean income derived by a CFC is treated as U.S. source income and thus subject to incremental taxation, except to the extent that the income, based on all the facts and circumstances, is attributable to functions performed, resources employed, or risks assumed in a foreign country. In light of issues raised by the downward attribution discussed above, however, the IRS has announced in Notice 2018-13 that, pending the issuance of further guidance, taxpayers may ignore downward attribution for purposes of determining the source of space and ocean income for U.S. federal income tax purposes. OneSpaWorld and its non-U.S. subsidiaries intend to rely on this notice in determining the source of their income. Thus, there could be adverse tax consequences if the notice were repealed or modified. The IRS has also issued proposed regulations that, if finalized, would adopt this treatment.

Taxation of Distributions

A U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on our common shares. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of OneSpaWorld’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by OneSpaWorld will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. holder’s basis in its shares (but not below zero) and any excess, will be treated as gain from the sale or exchange of such shares as described below under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants.”

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income.

The rules governing the foreign tax credit are complex and the outcome of their application depends in large part on the U.S. holder’s individual facts and circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

With respect to non-corporate U.S. holders, under tax laws currently in effect, dividends with respect to our common shares generally will be taxed as ordinary income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants

Subject to the PFIC and CFC rules discussed above, upon a sale or other taxable disposition of our common shares or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in such sale (generally, the sum of the amount of cash and the fair market value of any property received in such disposition) and the U.S. holder’s adjusted tax basis in such common shares or warrants.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for our common shares or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders is currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common shares or warrants so disposed of. A U.S. holder’s adjusted tax basis in its common shares or warrants generally will equal the U.S. holder’s acquisition cost of such common shares or warrants or, as discussed below, the U.S. holder’s initial basis for its common shares received upon exercise of its warrants, less any prior distributions treated as a return of capital.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of our common shares on the exercise of a warrant for cash. A U.S. holder’s tax basis in our common shares received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the warrant exercised therefor and the exercise price. The U.S. holder’s holding period for the common shares received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common shares received would equal the holder’s basis in the warrant exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the common shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common shares would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised warrants treated as surrendered to pay the exercise price of the warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the common shares that would have been received with respect to the surrendered warrants in a regular exercise of the warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the common shares received would equal the U.S. holder’s tax basis in the warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the common shares would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of common shares for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement captioned “Description of Capital Stock—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of our common shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the common shares which is taxable to the U.S. holders of such shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from us equal to the fair market value of such increased interest.

Tax Reporting

Individuals and certain domestic entities that are U.S. holders will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. An interest in OneSpaWorld constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. holders are urged to consult with their tax advisors regarding the foreign financial asset reporting obligations and their application to our common shares.

Non-U.S. Holders

This section applies to you if you are a non-U.S. holder. A “non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of our common shares who or that is not a U.S. holder, including:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust.

A non-U.S. Holder generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.

Assuming that OneSpaWorld is not treated as a domestic corporation under the rules discussed above under “—Tax Residence of OneSpaWorld for U.S. Federal Income Tax Purposes” or otherwise, dividends (including constructive dividends) paid or deemed paid to a non-U.S. holder in respect to our common shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, special rules may apply to a non-U.S. holder that is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our common shares.

Dividends and gains that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “—U.S. Holders—Exercise or Lapse of a Warrant,” above, but to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the common shares and warrants.

Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares or warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status, to the applicable paying agent. A non-U.S. holder generally may eliminate the requirement for information reporting and backup withholding by providing to the relevant paying agent certification of its foreign status, under penalties of perjury, on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that any required information is timely filed with the IRS.

ALL HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Material Bahamian Tax Considerations

In the opinion of Harry B. Sands, Lobosky & Company, Bahamian Counsel to OneSpaWorld, under current Bahamian law, so long as the operations of OneSpaWorld are conducted outside of The Bahamas, OneSpaWorld is not subject to any business license fee, income tax, corporation tax, capital gains tax or any other tax on income or distributions or dividends accruing to or derived from us, nor shall any estate, inheritance, succession or gift tax, rate, duty levy or other charge payable in The Bahamas with respect to any of our shares, debt obligations or other securities or shareholders for a period of three (3) years commencing December 31, 2018. Furthermore, all transactions in respect of the shares, debt obligations or the securities and all other transactions relating to the business of OneSpaWorld are exempt from the payment of stamp duty up to and including December 31, 2021. Such exemptions from taxation shall not apply (i) to any person who is designated or deemed to be a “resident” of The Bahamas for the purpose of the Exchange Control Regulations Act (“ECR”), or (ii) if a “resident” of The Bahamas for the purposes of the ECR is the direct or indirect beneficial or legal owner of any shares issued or to be issued by us or acquires a legal or beneficial interest in any debt or other securities issued or to be issued by us or is otherwise directly or indirectly entitled to receive any dividends or distributions from OneSpaWorld. The exemption from stamp duty shall not apply in relation to (i) real property situated in The Bahamas which OneSpaWorld or a subsidiary owns or holds a lease over, or (ii) any disposition of real property or “resident” business in The Bahamas for the purposes of the ECR that is owned, wholly or in part, by OneSpaWorld or any parent or subsidiary of OneSpaWorld, however remote. At present, OneSpaWorld does not (i) own or lease, directly or indirectly, real property situated in The Bahamas or (ii) own any “resident” business in The Bahamas for the purposes of the ECR, other than Mandara Spa (Bahamas) Limited (“Mandara”), as discussed below.

An indirect subsidiary of OneSpaWorld, Mandara, is a resident business in The Bahamas for the purposes of the ECR. The payment of dividends by Mandara and remittance of such funds to a parent outside of The Bahamas of, or in excess of, B$500,000.00 or equivalent per annum, is subject to stamp duty at a rate of 5%. The turnover of Mandara is also subject to a business license tax of between 0.5% and 1.5% of turnover based on the amount of turnover. Mandara is also required to collect and remit to the government of The Bahamas value added tax of 12% on goods sold and services rendered in The Bahamas. Mandara may also be subject to certain stamp, customs and excise taxes from time to time.

PLAN OF DISTRIBUTION

The common shares and common shares underlying warrants offered by us in this prospectus, and the common shares and warrants offered by the Selling Shareholders in this prospectus, may be sold by us or the Selling Shareholders, as applicable, or by transferees, assignees, donees, pledgees or other successors-in-interest of such securities received from us or the Selling Shareholders, directly or indirectly through brokers-dealers, agents or underwriters on Nasdaq or any other stock exchange, market or trading facility on which such securities are traded, or through private transactions. The securities covered by this prospectus may be transferred, sold or otherwise disposed of by any method permitted by law, including, without limitation, one or more of the following transactions:

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	privately negotiated transactions;

•	through the distribution of the securities by any Selling Shareholder to its partners, members or shareholders;

•	broker-dealers may agree with the Company or the Selling Shareholders to sell a specified number of securities at a stipulated price per share; or

•	a combination of any such methods of sale or any other method permitted by the applicable law.

In addition, we or the Selling Shareholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or other offering materials, as the case may be. If so, the third party may use securities borrowed from us, the Selling Shareholders, or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or other offering materials, as the case may be.

The Selling Shareholders and any underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities or the sale of our common shares or interest therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts or commissions they receive from us, any profits they receive on the resale of the offered securities or any commissions, concessions or profit they earn on any resale may be treated as underwriting discounts and commissions under the Securities Act. If any Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the equity securities described in this prospectus to be sold, the terms of such securities, the respective purchase prices and public offering prices, the names of any Selling Shareholder or agent, dealer or underwriter, any material relationships between us and the Selling Shareholders. and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of our securities owned by them and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgee, transferee or other successors in interest as the Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the securities offered by them will be the purchase price of such securities less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our securities to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholders.

The aggregate proceeds to us from the sale of securities offered by us will be the purchase price of such securities less discounts and commissions, if any. We will receive the proceeds from the exercise of the warrants, but not from the sale of the common shares issuable upon such exercise. The Selling Shareholders will not receive any of the proceeds received by us.

The Selling Shareholders also may in the future resell a portion of our securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

To facilitate the offering of our securities and the securities offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the A&R RRA, we have agreed to indemnify the Selling Shareholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that they may be required to make with respect thereto. In addition, we and/or the Selling Shareholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Shareholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. A Selling Shareholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable securities pursuant to the distribution through a registration statement.

We are registering the issuance of common shares underlying the public warrants, the 2019 Warrants and the 2020 Warrants. Such common shares offered and sold pursuant to this prospectus will be issued directly to the holders of warrants upon payment of the exercise price to us. The prices at which the common shares underlying the warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York, and by Harry B. Sands, Lobosky & Company, our Bahamian counsel. If any legal matters relating to offerings made in connection with this prospectus are passed upon by counsel for the underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated and combined balance sheets of OneSpaWorld and subsidiaries as of December 31, 2019 (Successor) and 2018 (Predecessor), the related consolidated and combined statements of operations, comprehensive income (loss), equity (deficit) and cash flows for the period from March 20, 2019 through December 31, 2019 (Successor) and the period from January 1, 2019 through March 19, 2019 (Predecessor), and for each of the two years in the period ended December 31, 2018 (Predecessor), and the related notes appearing in OneSpaWorld Holdings Limited’s Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$50,000,000

Common Shares

PROSPECTUS SUPPLEMENT

December 7, 2020